Exhibit 99.1
T. ROWE PRICE GROUP REPORTS FOURTH QUARTER AND ANNUAL 2010 RESULTS
Assets Under Management up $90.7 Billion During Year to a Record $482.0 Billion
BALTIMORE (January 28, 2011) — T. Rowe Price Group, Inc. (NASDAQ-GS: TROW) today reported its fourth quarter 2010 results, including net revenues of $647.5 million, net income of $191.6 million, and diluted earnings per common share of $.72, an increase of 26% from the $.57 per share in the comparable 2009 quarter. Net revenues were $542.6 million in the fourth quarter of 2009, and net income was $152.5 million.
Assets under management increased $42.3 billion from $439.7 billion at September 30, 2010, to a record $482.0 billion at December 31, 2010, including $282.6 billion in the T. Rowe Price mutual funds distributed in the United States and $199.4 billion in other managed investment portfolios. Net cash inflows in the fourth quarter 2010 totaled $6.9 billion, and market appreciation and income added $35.4 billion to assets under management. As a result, investment advisory revenues increased 21%, or nearly $99 million, from the comparable 2009 quarter.
Year-end assets under management increased nearly $91 billion, or 23%, from $391.3 billion at the end of 2009. Net cash inflows from investors totaled $30.3 billion for 2010, and market appreciation and income added $60.4 billion during the year. Year-end assets under management increased nearly 21% from the previous year-end high of $400.0 billion at December 31, 2007.
Annual results for 2010 include net revenues of nearly $2.4 billion, net income of $672.2 million, and diluted earnings per common share of $2.53, an increase of 53% from the $1.65 earned in 2009. In 2010, the firm recognized a $16.4 million pre-tax fourth-quarter charge related to its contribution to certain sponsored money market funds to offset the cumulative losses realized by those funds in past years. The firm also voluntarily waived $25.1 million of money market advisory fees in 2010 to maintain a positive yield for fund investors and expects such fee waivers to continue into 2011.

Financial Highlights
Relative to the 2009 fourth quarter, investment advisory revenues earned from the T. Rowe Price mutual funds distributed in the U.S. increased 20%, or $63.5 million, to $381.9 million in the fourth quarter of 2010. Average mutual fund assets under management were $272.4 billion in the 2010 quarter, an increase of 21% from the average for the comparable 2009 quarter. Mutual fund assets at December 31, 2010 were $282.6 billion, an increase of $23.9 billion from the end of September 2010, and $49.9 billion from the end of 2009.
Net inflows to the sponsored mutual funds were $3.2 billion during the fourth quarter of 2010, including $1.7 billion added to the stock and blended asset funds, $1.4 billion to the bond funds, and $.1 billion to the money market funds. The New Income, Equity Income, International Bond, and Dividend Growth Funds together added $1.9 billion in net inflows. Market appreciation and income increased mutual fund assets under management by $20.7 billion during the fourth quarter of 2010.
Investment advisory revenues earned on the other investment portfolios that the firm manages increased $35.3 million, or 25%, from the fourth quarter of 2009, to $178.6 million. Average assets in these portfolios were $191.3 billion during the fourth quarter of 2010, an increase of $39.4 billion, or 26%, from the 2009 quarter. Ending assets at December 31, 2010 were $199.4 billion, an increase of $18.4 billion from the end of September 2010. Net inflows of $3.7 billion, in the 2010 quarter were sourced primarily from institutional investors. Market appreciation and income increased assets under management in these portfolios by $14.7 billion. Investors domiciled outside the United States accounted for 12.5% of the firm’s assets under management at December 31, 2010.
The target-date retirement investment portfolios continue to be a steady source of assets under management. During the fourth quarter of 2010, net inflows of $1.3 billion originated in these portfolios bringing the total net inflows to $7.5 billion for the year. Assets in the target-date retirement portfolios were $59.4 billion at December 31, 2010, accounting for 12% of the firm’s assets under management and nearly 20% of its mutual fund assets.

Operating expenses were $364.7 million in the fourth quarter of 2010, up $51.9 million from the 2009 quarter. Compensation and related costs increased $21.4 million, or nearly 11%, from the comparable 2009 quarter, due primarily to an increase in salaries, temporary employment costs and the accrual for the firm’s annual variable compensation program. Salaries rose in the fourth quarter of 2010 compared to the 2009 period, due to an increase of nearly 5.0% in the average number of staff. At December 31, 2010, we employed 5,052 associates, up 5.2% from the 4,802 associates employed at the end of 2009.
Advertising and promotion expenditures were up $.9 million compared to the fourth quarter of 2009. The firm currently expects that its advertising and promotion expenditures in 2011 could increase about 15% from 2010 levels. The firm varies its level of spending based on market conditions and investor demand as well as its efforts to expand its investor base in the United States and abroad.
Other operating expenses increased $26.6 million, or 59.2%, from the fourth quarter of 2009, including the $16.4 million charge related to the one-time contribution made to certain money market funds. As previously disclosed, the firm decided to make such a contribution to allay any fund shareholder concerns that might arise as a result of new SEC disclosure rules. Consulting fees, travel costs, other professional fees and other operating costs all rose from the fourth quarter of 2009 to meet increasing business demands.
The 2010 annual provision for income taxes as a percentage of pretax income is 37.2%, down from the previous full-year estimate of 38.0%. The difference is primarily due to nonrecurring benefits recognized in the fourth quarter of 2010, related to the settlement of state tax positions and the firm’s reorganization of its international entities to help realize additional operational efficiencies. The firm currently estimates its effective rate for 2011 will be about 37.8%.
Management Commentary
James A.C. Kennedy, the company’s chief executive officer and president, commented: “Although it was a volatile year, the dramatic and broad-based market recovery that started in 2009 continued through 2010. Additionally, our strong investment performance continues to attract assets from existing and new clients. As a result, our year-end assets under management hit a record level. Quarterly and annual average assets under management also hit new highs for a reported period. Accordingly, our annual net revenues, net income, and earnings have recovered from the recent financial crisis, surpassing their 2007 peaks.
“Given our strong balance sheet and operating cash flow, our investment and service professionals have not had to worry about the health of our firm during periods of market volatility, thus remaining completely focused on our clients. Further, given our financial strength, we are able to continue to invest in our capabilities through volatile market cycles.
“The firm’s long-term investment advisory results relative to our peers remain very strong, with 86% of the T. Rowe Price funds across their share classes surpassing their comparable Lipper averages on a total return basis for the three-year period ended December 31, 2010, 88% outperforming for the five-year period, 84% outperforming for the 10-year period, and 74% outperforming for the one-year period. In addition, T. Rowe Price stock, bond and blended asset funds that ended the quarter with an overall rating of four or five stars from Morningstar account for more than 70% of our rated funds’ assets under management.
“In 2010 we increased our total number of investment professionals, including continuing to add to our team of global research analysts, and broadened our fixed income capabilities. We expanded our investment offerings for individual and institutional clients with the launch of several new equity and fixed-income products. We also completed the purchase of a 26% stake in India’s UTI Asset Management Company, and began collaborating and sharing best practices with their investment and corporate management teams.
“Reflecting our commitment to the controlled expansion of our distribution and related service capabilities, we added to our sales and client service teams across our North American distribution channels, as well as in our Europe and Asia-Pacific regions. We expanded our Hong Kong location to serve as a future hub for our Asian regional and Greater China business, and opened an office in Dubai.
“Strengthening our ability to meet the needs of our clients, we rolled out a variety of new services and products for individual investors, financial intermediaries, and plan sponsors,

including an enhanced investor website and new mobile capabilities for account access. We also saw further increases in the number of retirement plans and financial intermediaries offering the Retirement Date Funds, as well as greater adoption of our growing suite of automated services designed to improve retirement outcomes for plan participants. Supporting our long history of educating investors, The Great Piggy Bank Adventure — our family financial education collaboration with Walt Disney Imagineering and Walt Disney Parks and Resorts Online — continued to gain traction in bringing core financial principles to life for children and adults.
“We remain debt-free with substantial liquidity, including cash and mutual fund investment holdings of more than $1.5 billion,” Mr. Kennedy added. “During 2010 we increased our dividend by 8%, expended $240 million to repurchase nearly five million of our common shares, and invested $118 million in facilities and technology. These cash expenditures, as well as the $142 million investment in UTI, were funded from our available liquid resources. The company is planning 2011 capital expenditures of about $120 million for property and equipment additions, which we expect to fund internally.
Market Commentary
“While 2010 was a volatile year in the world’s markets, the global economic recovery is well under way with emerging economies continuing to have a positive impact on global growth. Although earnings growth in the U.S. is expected to slow, and market volatility and the residual effects of the financial crisis are likely to be with us for some time, the trends remain positive and equity valuations seem reasonably attractive. Corporate fundamentals are generally strong, as is the outlook for business capital spending. While returns in much of the bond market are likely to be more subdued after back-to-back stellar years, equity market gains should extend into 2011.”
Closing Comment
In closing, Mr. Kennedy said: “Given the depth and breadth of our 5,000 associates, together with the strength of our balance sheet, T. Rowe Price is very well positioned to continue to perform for our clients and take advantage of attractive opportunities into the foreseeable future.”

Other Matters
The financial results presented in this release are unaudited. KPMG LLP is currently completing its audits of the firm’s 2010 financial statements and internal controls over financial reporting at December 31, 2010. The firm expects that KPMG will complete its work in early February and that it will then file its Form 10-K Annual Report for 2010 with the U.S. Securities and Exchange Commission. The Form 10-K will include additional information, including the firm’s audited financial statements, management’s report on internal controls over financial reporting at December 31, 2010, and the reports of KPMG.
Certain statements in this press release may represent “forward-looking information,” including information relating to anticipated changes in revenues, net income and earnings per common share, anticipated changes in the amount and composition of assets under management, anticipated expense levels, estimated tax rates, and expectations regarding financial results, future transactions, investments, capital expenditures, and other market conditions. For a discussion concerning risks and other factors that could affect future results, see the firm’s 2010 Form 10-K report.
Founded in 1937, Baltimore-based T. Rowe Price (troweprice.com) is a global investment management organization that provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The organization also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per-share amounts)

	Three months ended		Year ended
	12/31/2009	12/31/2010	12/31/2009	12/31/2010
Revenues
Investment advisory fees	$461.7	$560.5	$1,546.1	$2,026.8
Administrative fees	80.1	86.3	318.8	337.5
Investment income of savings bank subsidiary	1.8	1.5	7.0	6.4

Total revenues	543.6	648.3	1,871.9	2,370.7
Interest expense on savings bank deposits	1.0	0.8	4.5	3.5

Net revenues	542.6	647.5	1,867.4	2,367.2

Operating expenses
Compensation and related costs	202.0	223.4	773.4	860.4
Advertising and promotion	23.8	24.7	73.2	86.9
Depreciation and amortization of property and equipment	15.5	15.8	65.2	62.6
Occupancy and facility costs	26.6	29.3	102.4	109.1
Other operating expenses	44.9	71.5	151.6	211.7

Total	312.8	364.7	1,165.8	1,330.7

Net operating income	229.8	282.8	701.6	1,036.5

Non-operating investment income (loss)	10.2	15.4	(12.7)	33.5

Income before income taxes	240.0	298.2	688.9	1,070.0
Provision for income taxes	87.5	106.6	255.3	397.8

Net income	$152.5	$191.6	$433.6	$672.2

Earnings per share on common stock
Basic	$0.59	$0.74	$1.69	$2.60

Diluted	$0.57	$0.72	$1.65	$2.53

Net income allocated to common stockholders
Net income	$152.5	$191.6	$433.6	$672.2
Net income allocated to outstanding restricted stock and stock unit holders	$(0.5)	$(0.8)	$(1.5)	$(2.8)

Net income allocated to common stockholders	$152.0	$190.8	$432.1	$669.4

Weighted average common shares
Outstanding	257.1	256.7	255.9	257.2

Outstanding assuming dilution	265.3	265.4	262.3	265.1

Dividends declared per share	$0.25	$0.27	$1.00	$1.08

	Three months ended		Year ended
	12/31/2009	12/31/2010	12/31/2009	12/31/2010
Investment Advisory Revenues (in millions)
Sponsored mutual funds in the U.S.
Stock and blended asset	$255.8	$307.1	$843.7	$1,116.3
Bond and money market	62.6	74.8	224.6	278.0

Total	318.4	381.9	1,068.3	1,394.3
Other portfolios	143.3	178.6	477.8	632.5

Total	$461.7	$560.5	$1,546.1	$2,026.8

Average Assets Under Management (in billions)
Sponsored mutual funds in the U.S.
Stock and blended asset	$166.7	$202.0	$139.5	$184.7
Bond and money market	58.5	70.4	52.3	66.1

Total	225.2	272.4	191.8	250.8
Other portfolios	151.9	191.3	129.5	171.8

Total	$377.1	$463.7	$321.3	$422.6

	12/31/2009	12/31/2010
Assets Under Management (in billions)
Sponsored mutual funds in the U.S.
Stock and blended asset	$172.7	$212.4
Bond and money market	60.0	70.2

Total	232.7	282.6
Other portfolios	158.6	199.4

Total	$391.3	$482.0

Stock and blended asset portfolios	$290.4	$360.6
Fixed income portfolios	100.9	121.4

Total	$391.3	$482.0

	Year ended
	12/31/2009	12/31/2010
Condensed Consolidated Cash Flows Information (in millions)
Cash provided by operating activities, including $89.5 of non-cash stock-based compensation in 2010	$535.6	$732.8
Cash used in investing activities, including $(118.0) for additions to property and equipment and $(142.4) for investment in UTI Asset Management Company Limited in 2010	(166.7)	(276.9)
Cash used in financing activities, including common stock repurchases of $(240.0) and dividends paid of $(278.9) in 2010	(244.7)	(386.1)

Net change in cash during the period	$124.2	$69.8

	12/31/2009	12/31/2010
Condensed Consolidated Balance Sheet Information (in millions)
Cash and cash equivalents	$743.3	$813.1
Investments in sponsored mutual funds	677.5	747.9
Other investments	45.7	209.7
Property and equipment	512.8	560.3
Goodwill	665.7	665.7
Accounts receivable, debt securities held by savings bank subsidiary and other assets	565.3	645.3

Total assets	3,210.3	3,642.0
Total liabilities	328.1	345.5

Stockholders’ equity, 258.8 common shares outstanding in 2010, including net unrealized holding gains of $135.5 in 2010	$2,882.2	$3,296.5